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                                                                    Exhibit 99.3



                 Lernout & Hauspie Speech Products NV ("L&H")

                                     RULES

                                      of

               THE UK DRAGON ROLLOVER COMPANY SHARE OPTION PLAN

               Rolled over from Dragon Systems, Inc. ("Dragon")

               Adopted by resolution of the Directors of Dragon

            on 26 September 1997 and approved by the Inland Revenue

                on 20th October 1997 under reference X18989/PAM

         Adopted by resolution of the Directors of L&H on 7 June 2000
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                     Lernout & Hauspie Speech Products NV.

                                     RULES

                                      of

               THE UK DRAGON ROLLOVER COMPANY SHARE OPTION PLAN

Set out below are the terms and conditions of the UK Dragon Rollover Company Share Option Plan (the "Plan") of the company formerly known as Dragon Systems, Inc., a Delaware corporation ("Dragon"). On 7 June 2000 Dragon was merged with and into L&H Holdings USA, Inc., a 100% subsidiary of the Company. Under this merger all outstanding options of Dragon were to be rolled over to the Company. On 7 June 2000, the Company adopted the Plan and issued 19,562 options (the "New Options") substituting the 59,410 outstanding options (the "Old Options") of Dragon under the Plan. In accordance with Rule 8, the New Options shall, for all purposes of the Plan, be treated as having been acquired under the same terms and conditions as the Old Options.

1.   Interpretation
     --------------

1.1. In this Plan the following expressions have the following meanings:

"Act" the Income and Corporation Taxes Act 1988

"Associated Company" any associated company of the Company (within the meaning of section 416 of the Act)

"Auditors" the auditors for the time being of the Company (acting as experts not as arbitrators)

"Board" the board of directors of the Company or a duly authorised committee thereof

"Commencement Date" in respect of any Option, the date on which a New Option is granted in accordance with the Plan. In accordance with Rule 8 of the Plan, the New Options shall be treated as having been acquired at the same time as the Old Options and any reference to the Commencement Date shall be construed as reference to the date on which Dragon granted the Old Options to the relevant Grantee.

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"Committee" the Board or a committee appointed by the Board and duly authorised to operate the Plan

"the Company" Lernout & Hauspie Speech Products NV, a Belgian corporation.

"Control" the meaning ascribed thereto in section 840 of the Act, and the expression "controlled" shall be construed accordingly

"Dealing Day" a day (other than a Saturday or Sunday) on which the banks in the City of London and New York are open for business

"Equity Capital" the share capital comprising all the common stock of the Company in issue

"Grantee" any person who has been granted a New Option in accordance with the Plan or (where the context requires) a person entitled to a New Option in consequence of the death of the original Grantee

"Group" the Company and the Subsidiaries

"Group Employee" a person who is employed by at least one member of the Group

"Letter of Grant" the letter (executed by the Company as a deed) by which an Old
     Option was granted pursuant to Rule 2.3

"Market Value" if the Plan Shares are listed on a Recognised Stock Exchange, an amount equal to the average of the middle market quotations for a Plan Share on such exchange on the three Dealing Days immediately preceding the Commencement Date, or, if the Plan Shares are not so listed, the market value of a Plan Share as defined in Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed by the Committee with the Inland Revenue Shares Valuation Division prior to the grant of an Option as at the Dealing Day immediately preceding the Commencement Date

"Member of a Consortium" the meaning ascribed thereto in section 187(7) of the Act

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"New Option" a right to acquire Plan Shares granted pursuant to the Plan

"Other Executive Plan" the Company's 1994 Dragon Rollover Stock Option Plan or any share option plan, other than the Plan, operated by the Company for the benefit of senior employees

"Price" the price per Plan Share at which an individual is granted the right to acquire Plan Shares on exercise of a New Option, determined in accordance with Rule 10, subject to any adjustment pursuant to Rule 8 or Rule 11

"Qualifying Employee" any employee of any company in the Group who has been granted Old Options

"Recognised Stock Exchange" has the meaning set out in section 841 of the Act

"Plan" this Company Share Option Plan as amended from time to time

"Plan Share" subject to Rule 8 and Rule 11, a share of BEF 10.77 fractional share value in the common stock of the Company which satisfies the requirements of paragraphs 10 to 14 of Schedule 9 to the Act

"Subsidiaries" bodies corporate which are for the time being under the Control of the Company

1.2. Any reference to any enactment shall be construed as including a reference to that enactment as from time to time amended or re-enacted.

1.3. Wherever the context so admits or requires, words in the singular shall include the plural and vice versa and words importing the masculine gender shall include the feminine.

1.4. The headings to the Rules are for convenience only and have no legal effect.

1.5. If at any time there is no Committee, the Board shall carry out the duties of the Committee and references to the Committee shall be construed as references to the Board

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2.   Grant of New Options
     --------------------

2.1. Subject to the limitations in these Rules, the Committee shall grant New Options under the terms of the Plan to the Qualifying Employees in proportion to the number of Old Options held by such Qualifying Employees, adjusted to take account of the merger ratio used for exchanging Dragon common stock into Company common stock and rounded upward or downward to the nearest whole number.

2.2. New Options shall not be granted to any Qualifying Employee who has, or has within the preceding 12 months had, a material interest (as defined in section 187(3) of the Act) in a company being either the Company or a company which has Control of the Company or which is a Member of a Consortium which owns the Company if at such time the company in question is or was a close company (as defined in the Act for the purposes of paragraph 8 of Schedule 9 to the Act).

2.3. The grant of a New Option under the Plan:

     (a)  shall not require payment of any consideration;

     (b) shall be deemed to have been made to a Qualifying Employee by letter offering the Old Options to such Qualifying Employee (being a deed executed by the Company in such form as the Committee may decide and which shall be approved by the Inland Revenue);

     (c) subject to Rule 2.5, shall be subject to the same conditions of exercise as the Old Options as specified in the Letter of Grant; and

     (d) shall only be valid to the extent it comprises a whole number of Plan Shares.

2.4. Unless renounced, the relevant New Option shall be deemed to have been granted and to have taken effect on the date when the Old Option was granted to the Qualifying Employees

2.5. Any conditions of exercise imposed pursuant to Rule 2.3(c) shall be required to be based

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       only on objective criteria measuring the performance of the Company and relating to numerical items in the Company's published accounts and/or the attainment of targets by the Grantee which might reasonably be considered to be a fair measure of the performance of the Grantee's job, and to be attainable.

2.6. Subject to Rule 6.1, the period in which a New Option may be exercised shall be identical to the period in which the Old Option was exerciseable as specified in the Letter of Grant.

3.     Limitations on the Plan
       -----------------------


3.1. Subject to Rule 11, at no time shall the number of Plan Shares issued or remaining issuable pursuant to Options exceed 19,562

4.     Individual limitations
       ----------------------

4.1. The grant of any New Options to a Qualifying Employee shall be limited to take effect so that the aggregate market value (as defined in Rule 4.2) of the Plan Shares which such Qualifying Employee may acquire in pursuance of that New Option and other options granted and remaining exercisable under the Plan or under the Plan or under any other share option scheme (other than a savings-related scheme) approved by the Inland Revenue under Schedule 9 to the Act and established by the Company or any Associated Company shall not exceed any appropriate limit from time to time specified under paragraph 28 of Schedule 9 to the Act.


4.2. For the purposes of this Rule 4, the market value of Plan Shares shall be calculated as at the time the options in relation to those Plan Shares were obtained or such earlier time or time as the Company or Associated Company (as the case may be) has agreed with the Commissioners of Inland Revenue. The method set out in the definition of "Market Value" in Rule
       1.1 shall apply for the purpose of such calculation.

5.     New Options to be personal to Grantees
       --------------------------------------

5.1. A New Option shall be personal to the Grantee and shall not be capable of being transferred by him, but may be exercised by a Grantee's legal personal representatives as

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       provided in Rule 6.4(c) in the event of the death of the Grantee.

5.2. No Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favour of any third party over any New Option.

5.3. If the Grantee is made bankrupt or otherwise does or suffers to be done any act or thing whereby he would or might be deprived of the legal or beneficial ownership of a New Option then that New Option shall lapse forthwith and the Company shall not knowingly permit the exercise of that New Option.

6.     Exercise of New Options
       -----------------------

6.1. The period in which a New Option may be exercised shall be as determined by the Committee in respect of the Old Options provided that:

(a) (save as provided in Rule 6.4) a New Option shall not be exercisable before the expiry of three years from its Commencement Date;

(b) no New Option shall be exercised after the expiry of 10 years from its Commencement Date.

6.2. No New Option shall be exercised at a time when the Grantee has, or has within the 12 months preceding such time had, a material interest (as defined in section 187(3) of the Act) in a company being the Company or a company which has Control of the Company or which is a Member of a Consortium which owns the Company if at such time the company in question is or was a close company (as defined in the Act for the purposes of paragraph 8 of Schedule 9 to the Act).

6.3. No New Option shall be exercised under the Plan unless and to the extent that any conditions imposed pursuant to Rule 2.3(d) which apply to the New Option have been satisfied provided that any such condition which applies to a New Option may be waived or amended by the Committee if events happen which cause the Committee reasonably to consider that a different condition or different conditions would be a fairer measure of performance and the amended condition would be no more difficult to satisfy than it

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       would have been without such amendment.

6.4. Notwithstanding Rule 6.1(a) but subject to Rules 6.1(b), 6.2 and if applicable Rule 6.3, a New Option may be exercised in the following circumstances within the period specified:

(a)    if the Grantee ceases to be a Group Employee:

               (i) by reason of his injury, disability, retirement on reaching 65 or any other age at which he is bound to retire in accordance with the terms of his contract of employment, or his dismissal for redundancy (within the meaning of the Employment Rights Act 1996);

               (ii) in other circumstances (other than by reason of death) where the Committee determines (at its discretion and without having to give reasons) before or within one week after the date on which the New Option would otherwise lapse that the provisions of this Rule relating to exercise of the New Option shall apply to that New Option, the Grantee may exercise all or any part of his New Option (to the extent that it is then exercisable) on or before the expiry of 3 months from the date of such cessation;

     (b) if a general offer is made to all holders of Plan Shares (or to all such holders other than the offeror and/or any person controlled by the offeror and/or any person acting in association or concert with the offeror) and such offer either is or becomes or is declared unconditional, a New Option may be exercised (to the extent that it is then outstanding) at any time within two months from the date on which such offer becomes or is declared unconditional;

     (c) if the Grantee dies, his legal personal representatives may exercise all or any part of the New Option (to the extent that it is then outstanding) within 12 months from the date of his death.

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7.    Lapse of New Options
      --------------------

7.1. A New Option shall lapse automatically, in so far as it has not been exercised, on the earliest of:

      (a) the expiry of 10 years from its Commencement Date;

      (b) the expiry of 12 months from the date of death of the Grantee;

      (c) where Rule 6.4(a) applies, the expiry of 3 months from the date on which the Grantee ceases to be a Group Employee;

      (d) except where Rule 6.4(a) or 6.4(c) applies, the date on which the Grantee ceases to be a Group Employee or, if earlier, the date on which he is given or gives notice such as to terminate his position as a Group Employee;

      (e) unless New Options are exchanged pursuant to Rule 8, where Rule 6.4(b) applies, two months from the date on which the offer becomes or is declared unconditional;

      (f) the final date for exercise of the New Option in accordance with the terms of its grant;

      (g) the date of commencement of the winding-up of the Company.

8.    Exchange of New Options
      -----------------------

8.1.  If any company (the "Acquiring Company"):

      (a) obtains Control of the Company as a result of making a general offer to all shareholders; or

      (b) obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 425 of the Companies Act 1985; or

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      (c) becomes bound or entitled to acquire shares in the Company under sections 428 to 430 of the Companies Act 1985

the following provisions shall apply.

8.2. Any Grantee may, pursuant to an agreement with the Acquiring Company, at any time within the Appropriate Period (as defined in Rule below), release his rights under the Plan (the "Old Rights") in consideration of the grant to him of rights (the "New Rights") which are equivalent to the Old Rights but which relate to shares in either:

      (a) the Acquiring Company;

      (b) a company which has Control of the Acquiring Company; or

      (c) a company which either is, or has Control of a company which is, a Member of a Consortium owning either the Acquiring Company or a company having Control of the Acquiring Company.

8.3.  For the purposes of Rule 8.2 the "Appropriate Period" means:

      (a) in a case falling within Rule 8.1(a) above, the period of six months beginning with the time when the person making the offer has obtained Control of the Company and the offer has become unconditional;

      (b) in a case falling within Rule 8.1(b) above, the period of six months beginning with the time when the Court sanctioned the compromise or arrangement; and

      (c) in a case falling within Rule 8.1(c) above, the period during which the Acquiring Company remains bound or entitled as mentioned in that Rule.

8.4. For the purposes of Rule 8.2, the New Rights shall not be treated as equivalent to the Old Rights unless the following conditions are satisfied:

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      (a) the shares to which they relate satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9 to the Act;

      (b) the New Rights will be exercisable in the same manner as the Old Rights and subject to the provisions of the Plan as it had effect immediately before the release of the Old Rights;

      (c) the total Market Value, immediately before the release, of the Plan Shares which were subject to the Old Rights is equal to the total Market Value, immediately after the grant, of the shares in respect of which the New Rights are granted to the Grantee; and

      (d) the total amount payable by the Grantee for the acquisition of shares in pursuance of the New Rights is equal to the total amount that would have been payable for the acquisition of Plan Shares in pursuance of the Old Rights.

8.5. The New Rights shall, for all purposes of the Plan, be treated as having been acquired at the same time as the Old Rights and these Rules shall where the context so requires, in relation to the New Rights, be construed as if references to "Company" and "Plan Shares", whether directly or in defined terms used in such Rules, were references to, or to shares in, the company to whose shares the New Rights relate unless the context otherwise requires or the construction would be inconsistent with Schedule 9 to the Act.

9.    Shares to be available
      ----------------------

9.1. The Company shall at all times keep available sufficient unissued Plan Shares to satisfy all outstanding New Options to subscribe for Plan Shares and/or have available to it (whether held on trust for employees or otherwise) sufficient Plan Shares to satisfy all other outstanding New Options.

10.   Price
      -----

10.1. The Price shall be determined by the Committee on the date of grant and shall in any event be no less than the greater of:

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      (a) the nominal value of a Plan Share; and

      (b) the Market Value of a Plan Share.

      In accordance with Rule 8, the Price for the New Options shall be deemed to have been determined on the Commencement Date.

11.   Alteration of capital of the Company
      ------------------------------------

11.1. Subject to the prior approval of the Inland Revenue, in the event of any variation in the share capital of the Company (including, but not exclusively, a rights issue, a capitalisation issue, subdivision or consolidation of shares or reduction of share capital), the nominal value and/or the number of Plan Shares which may be issued under the Plan or which are the subject of a New Option and/or the Price payable under a New Option may be adjusted by the Committee in such manner as the Auditors shall confirm in writing as being in their opinion fair and reasonable.

11.2. Any such adjustment shall be made on the basis that:

      (a) the amount payable by a Grantee on full exercise of any New Option shall remain as nearly as possible the same as (but not be greater than) it was before such event; and

      (b) no such adjustment shall be made to the extent that it would result in a Plan Share being issued in consideration of the payment of a Price less than its nominal value.

12.   Effect of adjustment to New Options
      -----------------------------------

12.1. No adjustment shall be made pursuant to Rule 11 to the number of Plan Shares for which a Grantee is entitled to acquire which would cause any limit imposed by Rule or to be exceeded and if circumstances arise which would call for an adjustment to be made under Rule 11 which would, if fully implemented, cause such limits to be exceeded the

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      Committee shall in its discretion decide to what extent (if at all) any adjustment shall be made.

12.2. If pursuant to Rule 11 any increase occurs in the number of Plan Shares comprised within a New Option, the additional Plan Shares comprising such increase shall for the purpose of the Plan be treated as if they had been put under option on the Commencement Date of the New Option.

12.3. If any adjustment falls to be made pursuant to Rule 11, the Company shall send to each Grantee particulars of the revised basis of acquisition within 28 days after determination of the matter in question.

13.   Procedure for exercise of New Options
      -------------------------------------

13.1. A New Option shall be exercisable by notice in writing given to the Company by the Grantee, or after his death by his personal representatives, and (subject to the terms of its grant and to Rule 6) may be exercised at one time or from time to time in respect of all or any of the Plan Shares comprised in the New Option provided that a New Option may only be exercised in multiples of 10 Plan Shares (or to the extent that the New Option has not been exercised in full in respect of the balance of Plan Shares remaining under the New Option).

13.2. Every notice exercising a New Option must be accompanied by a remittance for the full amount of the Price for each of the Plan Shares in respect of which the notice is given.

13.3. Subject to:

      (a) such consents as may be necessary; and

      (b) compliance with the terms of the New Option,

      the Company shall within 28 days after the later of the date of receipt of a notice exercising a New Option and (if applicable) the receipt of the Auditors' confirmation under Rule 6.3 and/or 11.1 which in any event shall be no later than 30 days after the date

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      of the notice exercising a New Option allot or procure the transfer of the
      Plan Shares in respect of which the New Option has been exercised to the Grantee and deliver to the Grantee a definitive stock certificate for such shares.

14.   Rights of Shares
      ----------------

14.1. The Plan Shares to be allotted on any exercise of a New Option will on allotment rank pari passu in all respects with the then issued Plan Shares save as regards any rights attached thereto by reference to a record date prior to the date of issue of a definitive stock certificate and will be subject to all the provisions of the by-laws of the Company relating to voting, dividend, transfer, transmission and otherwise.

14.2. The Company will, if the shares are at the relevant time listed on or permitted to be dealt in on a Recognised Stock Exchange, apply to the Recognised Stock Exchange for any Plan Shares in respect of which a New Option has been exercised to be admitted to, or to be permitted to be dealt in on, such Exchange.

15.   No New Options to be granted after 10 years
      -------------------------------------------

15.1. No New Option shall be granted more than 10 years after the date on which the Plan was adopted.

16.   Disputes
      --------

16.1. Any dispute arising hereunder (whether as to the number of Plan Shares the subject of a New Option, the Price or otherwise) shall be referred for decision to the Committee.

16.2. Any decision of the Committee made pursuant to this Rule shall be final and binding on all parties concerned.

16.3. No director or person acting pursuant to authority delegated by the Board shall be liable for any action or determination under the Plan made in good faith.

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17.   Administration, amendment and termination
      -----------------------------------------

17.1. The Plan shall in all respects be administered by the Committee and all or any of the provisions of the Plan may, subject to the prior approval of the Inland Revenue, be altered by resolution of the Board in such manner as the Board may determine provided that:

      (a) except with the prior sanction of the Company in general meeting, no Rule shall be altered to the advantage or potential advantage of a person who is a Grantee, Group Employee or Qualifying Employee (as each is defined immediately prior to such alteration), except for minor amendments to benefit the administration of the Plan and amendments to obtain or maintain approval of the Plan under the provisions of section 185 of, and Schedule 9 to, the Act or to obtain or maintain favourable tax, exchange control or regulatory treatment for Qualifying Employees or Grantees or for any company in the Group; and

     (b) no alteration shall operate to affect adversely any right already acquired by a Grantee under the Plan except with the consent of such Grantee.

17.2. No alteration of the Plan shall have effect at any time while the Plan is approved by the Inland Revenue until such alteration is approved by the Inland Revenue.

17.3. The Plan may be terminated at any time by the Board or by resolution of the Company in general meeting and if the Plan is so terminated no further New Option shall be offered by the Company but the then existing rights of Grantees under the Plan shall not thereby be affected.

17.4. The Company shall bear the costs of establishing and administering the Plan.

18.   General
      -------

18.1. It shall be a condition of participation in the Plan that in the event of a Grantee ceasing to be a Group Employee (for whatever reason) or of any change in his terms and conditions of employment or the function which he is employed to perform, he shall not be entitled

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      to any damages, additional damages or compensation whatsoever by reason of any termination or alteration of rights or expectations under the Plan which he might otherwise have enjoyed and each Grantee is deemed to have waived all such rights which he might have by not renouncing his New Option.

18.2. The amount of any compensation deemed to be received by a Grantee as a result of the exercise of a New Option for the sale of shares received upon such exercise will not constitute compensation with respect to which any other employee benefits of the Grantee are determined including, without limitation, benefits under any bonus, pension, profit-sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board.

18.3. A female Grantee whose employment has been terminated in circumstances such that, pursuant to Part VIII of the Employment Rights Act 1996, she has a right to return to work, shall be deemed not to have ceased to be a Group Employee until such time as she is no longer capable of exercising such right to return to work but, if she exercises that right, she shall be deemed to have continued to be a Group Employee throughout the period of her absence.

18.4. The Grantee shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction in order to permit the grant or exercise of the relevant New Option. The Company shall not be responsible for any failure by the Grantee to obtain any such consent or for any tax or other liability to which the Grantee may become subject as a result of his participation in the Plan.

18.5. The Company shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to any shares issued upon exercise of New Options.

18.6. Without prejudice to mandatory provision of Belgian law governing the Company, the Options and the Plan Shares, the Plan shall be governed by the law of England and Wales.

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19.   Notices
      -------

19.1. A Grantee shall not be entitled to receive copies of circulars sent by the Company to the holders of Plan Shares and shall not be entitled otherwise to receive copies of any notices or other documents (including annual or interim accounts) sent by the Company to the holders of Plan Shares nor to attend or vote at any meeting of holders of Plan Shares or any general meeting of the Company.

19.2. Any notice or other communication between the Company and a Grantee may be given or made by sending the same by prepaid post or by personal delivery to, in the case of the Company, its registered office or head office and, in the case of the Grantee, his address as last notified by him to the Company from time to time.

19.3. Any notice or other communication sent by post:

      (a) by the Company shall be deemed to have been received 48 hours after the same was put in the post properly addressed and stamped;

      (b) by the Grantee shall be deemed to have been received when the same is delivered to the Company.

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